UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/12/2014

Model N, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35840

Delaware	77-0528806
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1800 Bridge Parkway
Redwood City, CA 94065
(Address of principal executive offices, including zip code)

(650) 610-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 12, 2014, Model N, Inc. entered into a sublease agreement with Openwave Mobility, Inc. and Openwave Messaging, Inc. to lease office space in the building located at 1600 Seaport Boulevard (4th Floor) in Redwood City, California. The sublease agreement covers approximately 34,621 square feet of office space. Model N intends to relocate its corporate headquarters and to vacate its current corporate headquarters located at 1800 Bridge Parkway, Redwood City, California.

The term of the sublease agreement will begin on July 1, 2014 and end on December 26, 2017. Monthly base rent payments of $103,863 are due beginning on the fourth month after the commencement date, and will increase to $107,325, $110,787 and $114,249 per month beginning on the 13th, 25th and 37th months, respectively, after the commencement date. In addition, Model N initially expects common area and maintenance pass-through charges, including real estate taxes, to be approximately $1.42 per square foot per month.

The foregoing is a summary description of certain terms of the sublease agreement and is qualified in its entirety by the text of the sublease agreement. A copy of the sublease agreement will be filed with the Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion appearing above under Item 1.01 is hereby incorporated by reference in response to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Model N, Inc.

Date: May 16, 2014	By:	/s/ Sujan Jain
Sujan Jain
Senior Vice President and Chief Financial Officer